Exhibit 23.1

Independent Auditors’ Consent

The Board of Directors

MEMC Electronic Materials, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 33-96420, 333-19159, 333-43474, 333-83624, 333-83628, and 333-100404) on Form S-8 of MEMC Electronic Materials, Inc. of our reports dated January 23, 2003, with respect to the consolidated balance sheets of MEMC Electronic Materials, Inc. and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, stockholders’ equity (deficiency), and cash flows for the year ended December 31, 2002, the periods from January 1, 2001 through November 13, 2001 and from November 14, 2001 through December 31, 2001, and for the year ended December 31, 2000, and all related financial statement schedules, which reports appear in the December 31, 2002 annual report on Form 10-K/A of MEMC Electronic Materials, Inc.

As discussed in note 2 to the consolidated financial statements, MEMC’s former majority shareholder divested of its interests in MEMC to an unaffiliated investor group. The transaction has been accounted for as a purchase, and the investor group’s basis in MEMC has been pushed-down to the MEMC accounting records creating a new basis of accounting, effective November 13, 2001. As a result of the acquisition, the consolidated financial information for the period after the acquisition is presented on a different cost basis than that for the periods before the acquisition and, therefore, is not comparable.

/s/    KPMG LLP

St. Louis, Missouri

April 14, 2003